      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1999
                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           PROBUSINESS SERVICES, INC.
               (Exact name of registrant as specified in charter)

           DELAWARE                          7374                  94-2976066
   (State of incorporation)      (Primary Standard Industrial   (I.R.S. employer
                                 Classification Code Number)     identification
                                                                    number)

                               4125 HOPYARD ROAD
                              PLEASANTON, CA 94588
                                 (925) 737-3500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                THOMAS H. SINTON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           PROBUSINESS SERVICES, INC.
                               4125 HOPYARD ROAD
                              PLEASANTON, CA 94588
                                 (925) 737-3500

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                                 ALAN K. AUSTIN
                                  BRIAN C. ERB
                                JOHN L. WHITTLE
                               BRIAN M. MCDANIEL
                        WILSON SONSINI GOODRICH & ROSATI
                               650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS
                        DETERMINED BY MARKET CONDITIONS.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
                                                     AMOUNT TO BE     AGGREGATE PRICE    AGGREGATE OFFERING   REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTERED(1)      PER SHARE(2)          PRICE(1)             FEE
Common stock, par value $0.001 per share..........     1,750,967          $26.875          $47,057,238.13        $13,082

(1) Includes 35,997 shares of Common Stock issuable upon the exercise of assumed warrants.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on September 29, 1999.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                1,750,967 SHARES

                                  COMMON STOCK

                           PROBUSINESS SERVICES, INC.

    The Common Stock offered hereby will be sold from time to time by the Selling Stockholders named herein. We will not receive any proceeds from the sale of shares by the Selling Stockholders. We will pay certain of the expenses of this offering; however, the Selling Stockholders will bear the cost of all brokerage commissions and discounts incurred with the sale of shares to which this prospectus relates.

    Of the 1,750,967 shares hereunder, 35,997 are issuable upon the exercise of warrants.

    The Selling Stockholders may offer and sell all the shares in the over-the-counter market or on one or more exchanges, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public.

    Our Common Stock is traded on the Nasdaq National Market under the symbol "PRBZ." The last reported sale price of the Common Stock on the Nasdaq National Market on September 29, 1999 was $26.813 per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October   , 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Where You Can Find More Information........................................................................           1
Forward-Looking Statements.................................................................................           2
The Company................................................................................................           2
Risk Factors...............................................................................................           3
Use of Proceeds............................................................................................          10
Selling Stockholders.......................................................................................          10
Plan of Distribution.......................................................................................          12
Legal Matters..............................................................................................          12
Experts....................................................................................................          12

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available from the SEC's Website at "http://www.sec.gov."

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

    - Our annual report on Form 10-K for our fiscal year ended June 30, 1999 filed with the SEC on September 28, 1999;

    - Our current report on Form 8-K/A filed with the SEC on July 12, 1999;

    - Our current report on Form 8-K filed with the SEC on May 12, 1999;

    - Our annual report on Form 10-K for our fiscal year ended June 30, 1998 filed with the SEC on September 28, 1998;

    - The description of our common stock contained in our registration statement on Form S-1 filed with the SEC on September 23, 1998; and

    - Any future filings we will make with the SEC under Sections 13 (a), 13(c), 14 or 15(d) of the Securities Exchange Act.

    We will provide you with a copy of these filings, at no cost, if you write or telephone our Corporate Secretary at the following address:

                           ProBusiness Services, Inc.
                               4125 Hopyard Road
                              Pleasanton, CA 94588
                                 (925)-737-3500

    You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           FORWARD-LOOKING STATEMENTS

    Forward-looking statements contained and incorporated by reference in this prospectus are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward-looking statements. When used in this document and documents referenced herein, the words "intend," "anticipate," "believe," "estimate" and "expect" and similar expressions as they relate to us are included to identify such forward-looking statements. These forward-looking statements include statements regarding the demand for outsourcing employee administrative services; our expansion of its client base; our intention to increase its direct sales force; the development of a comprehensive and fully integrated suite of employee administrative services; our ability to offer additional services; the initiation or completion of any strategic acquisition, investment or alliance; our ability to extend our technology leadership; our ability to attract and retain new clients; market acceptance of any new services offered by us; our ability to minimize the impact of interest rate fluctuations; our ability to develop financial and managerial controls and systems; the opening of additional facilities; the sufficiency of our back-up facilities and disaster recovery procedures; our ability to develop or acquire new technologies; our ability to attract and retain experienced employees; our ability to make our internal system year 2000 compliant and to transition our clients to a year 2000 compliant system; our ability to maintain a high payroll client retention rate and our ability to increase our national presence. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including without limitation, those incorporated herein by reference and other risks and uncertainties indicated from time to time in our filings with the SEC. Actual results could differ materially from these forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained or incorporated by reference in this prospectus will in fact occur.

                                  THE COMPANY

    ProBusiness is a leading provider of employee administrative services for large employers. Our primary service offerings are payroll processing, payroll tax filing, benefits administrative services, human resources software and self-service applications. Our proprietary PC-based payroll system offers the cost-effective benefits of outsourcing and high levels of client service, while providing the flexibility, control, customization and integration of an in-house system. As of June 30, 1999, we provided services to approximately 1,750 clients. As of June 30, 1999, we provided payroll processing services to approximately 560 clients with an aggregate of approximately 840,000 active employees and an average of approximately 1,500 employees. For the quarter ended June 30, 1999, we processed 5.8 million checks for our payroll clients. In addition to providing tax filing services for our payroll clients, as of June 30, 1999 we provided national tax filing services to 119 clients with an aggregate of approximately 1.7 million employees and an average of more than 14,400 employees.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE FOLLOWING RISK FACTORS COULD MATERIALLY AND ADVERSELY AFFECT OUR FUTURE OPERATING RESULTS AND COULD CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY FROM THOSE PREDICTED IN OUR FORWARD-LOOKING STATEMENTS RELATED TO OUR BUSINESS. IN EVALUATING OUR BUSINESS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

    OPERATING LOSSES; NEED TO COMMIT TO EXPENSE IN ADVANCE OF REVENUES. The Company has experienced significant operating losses since its inception and expects to incur significant operating losses in the future due to continued client acquisition costs, investments in research and development and costs associated with expanding its sales efforts and operations to new geographic regions. As of June 30, 1999, the Company had an accumulated deficit of $47.9 million. The establishment of new client relationships involves lengthy and extensive sales and implementation processes. The sales process generally takes six to twelve months or longer, and the implementation process generally takes an additional three to nine months or longer. In connection with the acquisition of each new client, the Company incurs substantial client acquisition costs, which consist primarily of sales and implementation expenses and, to a lesser extent, marketing expenses. The Company's ability to achieve profitability will depend in part upon its ability to attract and retain new clients, offer new services and features and achieve market acceptance of new services. There can be no assurance that the Company will achieve or sustain profitability in the future. Failure to achieve or sustain profitability in the future could have a material adverse effect on the Company's business, financial condition and consolidated results of operations.

    SEASONALITY; FLUCTUATION IN QUARTERLY RESULTS. The Company's business is characterized by significant seasonality. As a result, the Company's revenue has been subject to significant seasonal fluctuations, with the largest percentage of annual revenue being realized in the third and fourth fiscal quarters, primarily due to new clients beginning services in the beginning of the tax year (the Company's third fiscal quarter) and higher interest income earned on payroll tax funds invested. Further, the Company's operating expenses are typically higher as a percentage of revenue in the first and third fiscal quarters as the Company increases personnel to acquire new clients and to implement and provide services to such new clients, a large percentage of which begin services in the third quarter.

    The Company's quarterly operating results have in the past and will in the future vary significantly depending on a variety of factors, including the number and size of new clients starting services, the decision of one or more clients to delay or cancel implementation or ongoing services, interest rates, seasonality, the ability of the Company to design, develop and introduce new services and features for existing services on a timely basis, costs associated with strategic acquisitions and alliances or investments in technology, the success of any such strategic acquisition, alliance or investment, costs to transition to new technologies, expenses incurred for geographic expansion, risks associated with payroll tax and benefits administration services, price competition, a reduction in the number of employees of its clients and general economic factors. Revenue from new clients typically represents a significant portion of quarterly revenue in the third and fourth fiscal quarters. A substantial majority of the Company's operating expenses, particularly personnel and related costs, depreciation and rent, is relatively fixed in advance of any particular quarter. The Company's agreements with its clients generally do not have significant penalties for cancellation. As a result, any decision by a client to delay or cancel implementation of the Company's services or the Company's underutilization of personnel may cause significant variations in operating results in a particular quarter and could result in losses for such quarter. As the Company secures larger clients, the time required for implementing the Company's services increases, which could contribute to larger fluctuations in revenue. Interest income earned from investing payroll tax funds, which is a significant portion of the Company's revenue, is vulnerable to fluctuations in interest rates. In addition, the Company's business may be affected by shifts in the general condition of the economy, client staff reductions, strikes, acquisitions of its clients by other companies and other downturns. There can be no assurance that the Company's future revenue and results of operations will not vary substantially. It is possible that in some future quarter the Company's results of operations will be below the expectations of public market analysts and investors. In either case, the market price of the Company's Common Stock could be materially adversely affected.

    RISKS ASSOCIATED WITH STRATEGIC ACQUISITIONS AND INVESTMENTS. In April 1999, the Company acquired Conduit Software, Inc., a leading provider of Employee Relationship Management applications, in a transaction accounted for using the pooling of interests method of accounting. There can be no assurance that this acquisition will be effectively assimilated into the Company's business. The integration of Conduit will place a burden on the Company's management. Such integration is subject to risks commonly encountered in making such acquisitions, including, among others, loss of key personnel of the acquired company, the difficulty associated with assimilating the personnel and operations of the acquired company, the potential disruption of the Company's ongoing business, the maintenance of uniform standards, controls, procedures and policies, and the impairment of the Company's reputation and relationships with employees and clients. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with its acquisition of Conduit.

    The Company has no other current agreements or negotiations underway other than those described above with respect to any acquisition of, or investment in, businesses that provide complementary services or technologies to those of the Company. The Company has in the past and intends in the future to make additional acquisitions of, and investments in, such businesses. In addition, future acquisitions could result in the issuance of dilutive equity securities, the incurrence of debt or contingent liabilities. Furthermore, there can be no assurance that any strategic acquisition or investment will succeed. Any future acquisitions or investments could have a material adverse effect on the Company's business, financial condition and results of operations.

    RISKS ASSOCIATED WITH PAYROLL TAX SERVICE AND BENEFITS ADMINISTRATION SERVICES. The Company's payroll tax filing service is subject to various risks resulting from errors and omissions in filing client tax returns and paying tax liabilities owed to tax authorities on behalf of clients. The Company's clients transfer to the Company contributed employer and employee tax funds. The Company processes the data received from the client and remits the funds along with a tax return to the appropriate tax authorities when due. Tracking, processing and paying such tax liabilities is complex. Errors and omissions have occurred in the past and may occur in the future in connection with such service. The Company is subject to large cash penalties imposed by tax authorities for late filings or underpayment of taxes. To date, such penalties have not been significant. However, there can be no assurance that any liabilities associated with such penalties will not have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's reserves or insurance for such penalties will be adequate. In addition, failure by the Company to make timely or accurate tax return filings or pay tax liabilities when due on behalf of clients may damage the Company's reputation and could adversely affect its relationships with existing clients and its ability to gain new clients.

    The Company's payroll tax filing service is also dependent upon government regulations, which are subject to continual changes. Failure by the Company to implement these changes into its services and technology in a timely manner would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, since a significant portion of the Company's revenue is derived from interest earned from investing on collected but unremitted payroll tax funds, changes in policies relating to withholding federal or state income taxes or reduction in the time allowed for taxpayers to remit payment for taxes owed to government authorities would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's benefits administration services are subject to various risks resulting from errors and omissions in processing and filing COBRA or other benefit plan forms in accordance with governmental regulations and the respective plans. The Company processes data received from employees and employers and is subject to penalties for any late or misfiled plan forms. There can be no assurance the Company's reserves or insurance for such penalties will be adequate. In addition, failure to properly file plan forms would have a material adverse effect on the Company's reputation, which could adversely affect its relationships with existing clients and its ability to gain new clients. The Company's benefits administration services are also dependent upon government regulations which are subject to continuous changes that could reduce or eliminate the need for benefits administration services. The Company has access to confidential information and to client funds. As a result, the Company is subject to potential claims by its clients for the actions of the Company's employees arising from damages to the client's business or otherwise. There can be no assurance that the Company's fidelity bond and errors and omissions insurance will be adequate to cover any such claims. Such claims could have a material adverse effect on the Company's business, financial condition and results of operations.

    INVESTMENT RISKS. The Company invests funds, including payroll tax funds transferred to it by clients in short-term, top tier, high quality financial instruments such as overnight U.S. government direct and agency obligation repurchase agreements, commercial paper, and institutional money market funds which are subject to credit risks and interest rate fluctuations. These investments are exposed to several risks, including credit risks from the possible inability of the borrowers to meet the terms of their obligations under the financial instruments. The Company would be liable for any losses on such investments. Interest income earned from the investment of client tax funds represents a significant portion of the Company's revenues. As a result, the Company's business, financial condition and results of operations are significantly impacted by interest rate fluctuations. The Company enters into interest rate swap agreements to minimize the impact of interest rate fluctuations. There can be no assurance, however, that the Company's swap agreements will protect the Company from all interest rate risks. Under certain circumstances if interest rates rise, the Company would have payment obligations under its interest rate swap agreements which may not be offset by interest earned by the Company on deposited funds. A payment obligation under the Company's swap agreements could have a material adverse effect on the Company's business, financial condition and results of operations. A default by the Company under its swap agreements could result in acceleration and setoff by the bank of all outstanding contracts under the swap agreement, and could result in cross-defaults of other debt agreements of the Company, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

    MANAGEMENT OF GROWTH. The Company's business has grown significantly in size and complexity over the past five years. This growth has placed, and is expected to continue to place, significant demands on the Company's management, systems, internal controls, and financial and physical resources. In order to meet such demands, the Company intends to continue to hire new employees, open new offices to attract clients in new geographic regions, increase expenditures on research and development, and invest in new equipment and make other capital expenditures. In addition, the Company expects that it will need to develop further its financial and managerial controls and reporting systems and procedures to accommodate any future growth. Failure to expand any of the foregoing areas in an efficient manner could have a material adverse effect on the Company's business, financial condition and results of operations. The Company opened a satellite sales and implementation center in New Jersey in January 1999 and may open additional sales offices in the future. In May 1999, the Company moved into an additional leased office space built adjacent to its Pleasanton, California headquarters and moved its benefits administration center from its location in Bellevue, Washington to Bothell, Washington. Any inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

    SUBSTANTIAL COMPETITION. The market for the Company's services is intensely competitive, subject to rapid change and significantly affected by new service introductions and other market activities of industry participants. The Company primarily competes with several public and private payroll service providers, such as Automatic Data Processing, Inc., Ceridian Corporation and Paychex, Inc., as well as smaller, regional competitors. Many of these companies have longer operating histories, greater financial, technical, marketing and other resources, greater name recognition and a larger number of clients than the Company. In addition, certain of these companies offer more services or features than the Company and have processing facilities located throughout the United States. The Company also competes with in-house employee services departments and, to a lesser extent, banks and local payroll companies. With respect to benefits administration services, the Company competes with insurance companies, benefits consultants and other local benefits outsourcing companies. The Company may also compete with marketers of related products and services that may offer payroll or benefits administration services in the future. The Company has experienced, and expects to continue to experience, competition from new entrants into its markets. Increased competition, the failure of the Company to compete successfully, pricing pressures, loss of market share and loss of clients could have a material adverse effect on the Company's business, financial condition and results of operations.

    RISKS ASSOCIATED WITH THE DEVELOPMENT AND INTRODUCTION OF NEW OR ENHANCED SERVICES; RISKS OF SOFTWARE DEFECTS. The technologies in which the Company has invested to date are rapidly evolving and have short life cycles, which requires the Company to anticipate and rapidly adapt to technological changes. In addition, the Company's industry is characterized by increasingly sophisticated and varied needs of clients, frequent new service and feature introductions and emerging industry standards. The introduction of services embodying new technologies and the emergence of new industry standards and practices can render existing services obsolete and unmarketable. The Company's future success will depend, in part, on its ability to develop or acquire advanced technologies, enhance its existing services with new features, add new services that address the changing needs of its clients, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Several of the Company's competitors invest substantially greater amounts in research and development than the Company, which may allow them to introduce new services or features before the Company. Even if the Company is able to develop or acquire new technologies in a timely manner, it may incur substantial costs in developing or acquiring such technologies and in deploying new services and features to its clients, including costs associated with acquiring in-process technology, amortization expenses related to intangible assets and costs of additional personnel. If the Company is unable to develop or acquire and successfully introduce new services and new features of existing services in a timely or cost-effective manner, the Company's business, financial condition and results of operations could be materially adversely affected. Application software used by the Company may contain defects or failures when introduced or when new versions or enhancements are released. The Company has in the past discovered software defects in certain of its applications, in some cases only after its systems have been used by clients. There can be no assurance that future defects will not be discovered in existing or new applications or releases. Any such occurrence could have a material adverse effect upon the Company's business, financial condition and results of operations.

    DEPENDENCE ON THIRD-PARTY PROVIDERS. The Company depends on third-party courier services to deliver paychecks to clients. The Company does not have any formal written agreements with any of the courier services that it uses. Such courier services have been in the past and may be in the future unable to timely pick up or deliver the paychecks from the Company to its clients for a variety of reasons, including employee strikes, storms or other adverse weather conditions, earthquakes or other natural disasters, logistical or mechanical failures or accidents. Failure by the Company to deliver client paychecks on a timely basis could damage the Company's reputation and have a material adverse effect on the Company's business, financial condition and results of operations.

    DISASTER RECOVERY; RISK OF LOSS OF CLIENT DATA. The Company currently conducts substantially all of its payroll and payroll tax processing at the Company's headquarters in Pleasanton, California and divides the payroll printing and finishing between its Pleasanton and Irvine, California facilities. The Irvine facility serves both as an alternative processing center and a back-up payroll center. The Company's benefits administration services are conducted solely in Bothell, Washington, and no benefits administration back-up facility exists. The Company establishes for each payroll client a complete set of payroll data at the Pleasanton processing center, as well as at the client's site. In the event of a disaster in Pleasanton, clients would have the ability to process payroll checks based on the data they have on site if necessary. In addition, the Company has developed business continuity plans for each of the Company's mission critical business units. There can be no assurance that the Company's disaster recovery procedures are sufficient or that the payroll data recovered at the client site would be sufficient to allow the client to calculate and produce payroll in a timely fashion.

    The Company's operations are dependent on its ability to protect its computer systems against damage from a major catastrophe (such as an earthquake or other natural disaster), fire, power loss, security breach, telecommunications failure or similar event. No assurance can be given that the precautions that the Company has taken to protect itself from or minimize the impact of such events will be adequate. Any damage to the Company's data centers, failure of telecommunications links or breach of the security of the Company's computer systems could result in an interruption of the Company's operations or other loss which may not be covered by the Company's insurance. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

    DEPENDENCE ON KEY PERSONNEL. The Company's success will depend on the performance of the Company's senior management and other key employees. The loss of the services of any senior management or other key employee could have a material adverse effect on the Company's business, financial condition and results of operations. The Company generally does not enter into employment or noncompetition agreements with its employees. If one or more of the Company's key employees resigns from the Company to join a competitor or to form a competitor, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on the Company's business, financial condition and results of operations. In the event of the loss of any key personnel, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices, procedures or client lists by a former employee or that such disclosure or use would not have a material adverse effect on the Company's business, financial condition and results of operations.

    NEED TO ATTRACT AND RETAIN EXPERIENCED PERSONNEL. The Company's success depends to a significant degree on its ability to attract and retain experienced employees. There is substantial competition for experienced personnel, which the Company expects to continue. Many of the companies with which the Company competes for experienced personnel have greater financial and other resources than the Company. The Company has in the past and may in the future experience difficulty in recruiting sufficient numbers of qualified personnel. In particular, the Company's ability to find and train implementation employees is critical to the Company's ability to achieve its growth objectives. The inability to attract and retain experienced personnel as required could have a material adverse effect on the Company's business, financial condition and results of operations.

    RISK ASSOCIATED WITH GEOGRAPHIC EXPANSION. A substantial majority of the Company's revenue historically has been derived from clients located in the western United States. The Company's ability to achieve significant future revenue growth will in large part depend on its ability to gain new clients throughout the United States. Growth and geographic expansion have resulted in new and increased responsibilities for management personnel and have placed and continue to place a strain on the Company's management and operating and financial systems. The Company will be required to continue to implement and improve its systems on a timely basis and in such a manner as is necessary to accommodate the increased number of transactions and clients and the increased size of the Company's operations. Any failure to implement and improve the Company's systems or to hire and retain the appropriate personnel to manage its operations would have a material adverse effect on the Company's business, financial condition and results of operations.

    YEAR 2000 COMPLIANCE. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in 2000, these date code fields will need to accept four-digit entries in order to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies will need to be upgraded to comply with Year 2000 (Y2K) requirements by the end of 1999. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance issues. To address this issue we have a Y2K project team to try to ensure that the daily operations and functionality of the Company will not be adversely affected by the Y2K issue.

    The Company believes that software applications used for providing payroll, tax and HR services at the Company are Y2K compliant. Clients representing over 90% of the Company's revenue are currently processing on the Company's Y2K compliant applications. All clients are expected to be processing on the Company's Y2K compliant applications by fall of 1999. There can be no assurance that Y2K errors or defects will not be discovered in the Company's current and future products.

    The Company has engaged a representative sample of its client base to participate in the application testing process and validate the output; however, the Company is not assessing the Y2K compliance of its clients' systems or the possible effects on its operations of the Y2K compliance of its clients' systems.

    The Company is in the process of assessing Y2K compliance status with regards to its internally developed software, third party software, hardware, facilities, vendors and suppliers. All remediation efforts related to mission critical software, hardware, vendors, suppliers and facilities are expected to be completed by fall of 1999. The Company's reliance on third party suppliers and subcontractors, and therefore, on the proper functioning of their information systems and software, means that failure by such suppliers and subcontractors to address Y2K issues could have a material adverse effect on the Company's business, financial condition and results of operations.

    Our Y2K compliance is dependent on key third parties also being Y2K compliant on a timely basis; we cannot assure that the systems of certain of our key third parties (for example, phone service providers, banks, etc.), upon which we rely, will be converted in a timely manner, or that their failure to convert would not have an adverse effect on our systems. In a worst-case scenario, if one or more of our significant systems or key third parties were not Y2K compliant by the end of 1999 this could potentially delay both clients' payroll processing and transmission of tax payments to the local, state or federal tax authorities. Failure by the Company to process payroll timely or make timely or accurate tax return filings or pay tax liabilities when due on behalf of clients may damage the Company's reputation and could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company has a business continuity plan in place in case of an event (including disruption due to Y2K issues) that may affect our mission critical operations. Like other businesses, many of our business processes are dependent upon third-party providers. We have contracts in place with alternative vendors for mission critical suppliers such as telecommunications, delivery services and production supplies. In addition, the Company maintains a back-up generator in case of disruption of electrical service and multiple fuel suppliers have been contracted. There can be no assurance that the business continuity plans in place will be adequate.

    The costs for Y2K compliance have not been specifically identified within the Company. However, the costs associated with Y2K compliance have not been, and are not expected to be, material to our operations.

    LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY
RIGHTS. The Company's success is dependent in part upon its proprietary software technology. The Company has no patents, patent applications or registered copyrights. The Company relies on a combination of contract, copyright and trade secret laws to establish and protect its proprietary technology. The Company distributes its services under software license agreements that grant clients licenses to use the Company's services and contain various provisions protecting the Company's ownership and the confidentiality of the underlying technology. The Company generally enters into confidentiality and/or license agreements with its employees and existing and potential clients, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology. There can be no assurance that the Company's services and technology do not infringe any existing patents, copyrights or other proprietary rights of others, or that third parties will not assert infringement claims in the future. If any such claims are asserted and upheld, the costs of defense could be substantial and any resulting liability to the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

    POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Company's common stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new services by the Company or its competitors, market conditions in the information services industry, changes in financial estimates by securities analysts or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology and services companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's common stock.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

    The following table sets forth the names of the selling stockholders and the number of shares being offered by each selling stockholder or his, her or its assignees. See "Plan of Distribution."

    The shares being offered by the selling stockholders were acquired from us in a transaction exempt from the registration requirements of the Securities Act by Section 4(2) thereof pursuant to the Agreement and Plan of Reorganization, dated as of April 27, 1999, among us, Runway Acquisition Corp., Clemco, Inc. and certain other parties. In connection with that transaction, we have filed with the SEC, under the Securities Act, a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time in transactions on one or more exchanges, including the Nasdaq National Market or in the over-the-counter market or otherwise or in negotiated transactions, and have agreed to use commercially reasonable efforts to keep such registration statement effective until the earlier of (i) the date all shares offered hereby have been resold, (ii) the date when all shares offered hereby can be sold within a given three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 or other applicable exemption, or (iii) April 27, 2001.

                                                                      SHARES       SHARES      PERCENTAGE OF TOTAL
                                                                    BENEFICIALLY  OFFERED    BEFORE SALES OF SHARES
                           STOCKHOLDER                                 OWNED        (1)        OFFERED HEREBY (2)
- ------------------------------------------------------------------  -----------  ----------  -----------------------
Thomas J. Clements(3).............................................     231,613      231,613              1.01%
Brad Zeitlin(4)...................................................      47,479       47,479                 *
Gregory R. Palen..................................................     109,000      109,000                 *
D. Gordon Drake...................................................      57,125       57,125                 *
Troy Kinnamon.....................................................       2,044        2,044                 *
Estate of Theodore Sanborn........................................     109,000      109,000                 *
Noro-Moseley Partners III L.P.(5).................................     448,142      448,142              1.95%
Wolvy, L.P........................................................      64,118       64,118                 *
Croft & Bender, LLC(6)............................................      10,900       10,900                 *
Samuel D. Holmes..................................................      12,824       12,824                 *
John D. Shlesinger................................................      12,824       12,824                 *
Nathan Lipson.....................................................      12,824       12,824                 *
Daniel Lipson.....................................................      12,824       12,824                 *
James Vincent.....................................................       6,412        6,412                 *
Brad Smith........................................................       6,412        6,412                 *
Infinium Software, Inc............................................      69,591       69,591                 *
Entities affiliated with TL Ventures(7)...........................     310,254      310,254              1.35%
Cambridge Technology Capital Fund L.P.............................     101,147      101,147                 *
Fidelity Investors II Ltd. Partnership............................      63,217       63,217                 *
Fidelity Ventures Limited.........................................      63,217       63,217                 *
TOTAL.............................................................   1,750,967    1,750,967

- ------------------------

*   Less than 1%.

(1) The selling stockholders may sell from time to time all or a portion of the shares being offered. The amounts shown assume the sale of all the shares being offered by each selling stockholder or his, her or its assignees.

(2) Based on an aggregate of 22,954,222 shares of our common stock outstanding as of September 22, 1999.

(3) Includes 218 shares issuable upon the exercise of warrants.

(4) Includes 245 shares issuable upon the exercise of warrants.

(5) Includes 17,822 shares issuable upon the exercise of warrants.

(6) Represents shares issuable upon the exercise of warrants.

(7) Includes 244,322 shares held by TL Ventures III, L.P., 51,142 shares held by TL Ventures III Offshore L.P. and 7,978 shares held by TL Ventures III Interfund L.P. Also includes 6,812 shares issuable upon the exercise of assumed warrants.

                              PLAN OF DISTRIBUTION

    The selling stockholders may sell all or a portion of the shares offered hereby from time to time in transactions on one or more exchanges, including the Nasdaq National Market, or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate in the resales. The shares may be sold from time to time by a selling stockholder, or by his, her or its assignees.

    In connection with distributions of the shares or otherwise, a selling stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with a selling stockholder. A selling stockholder may also sell shares short and redeliver the shares to close out such short positions. A selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder. A selling stockholder may also pledge the shares offered hereby to a broker or dealer and upon a default the broker or dealer may effect sales of the shares pursuant to this prospectus.

    Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from a selling stockholder in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

    There can be no assurance that any selling stockholder will sell any or all of the shares offered hereunder.

                                 LEGAL MATTERS

    The validity of the securities offered hereunder has been passed upon by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements as of June 30, 1998 and 1999 and for the three years in the period ended June 30, 1999 as set forth in their report. We have incorporated in this prospectus by reference our Annual Report on Form 10-K for the year ended June 30, 1999. We have incorporated our Annual Report in reliance on Ernst & Young LLP's report, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses (other than underwriting discounts and commissions), which, other than the SEC registration fee and the Nasdaq listing fee, are estimates, payable by the Company in connection with the sale and distribution of the securities registered hereby:

SEC registration fee...............................................  $  13,082
Nasdaq listing fee.................................................  $  17,500
Accountants' fees and expenses.....................................  $   5,000
Legal fees and expenses............................................  $   5,000
Miscellaneous......................................................  $   4,418
                                                                     ---------
  Total............................................................  $  45,000
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Reference is made to Article Ninth of the Amended and Restated Certificate of Incorporation of the Company incorporated by reference as Exhibit 3.1;
Article VI of the Bylaws of the Company, incorporated by reference as Exhibit 3.2; Section 145 of the Delaware General Corporation Law; and the form of indemnification agreement filed incorporated by reference as Exhibit 10.14 which, among other things, and subject to certain conditions, authorize the Company to indemnify, or indemnify by their terms, as the case may be, the directors and officers of the Company against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

    The Company has obtained directors and officers insurance providing indemnification for certain of the Company's directors, officers, affiliates, partners or employees for certain liabilities.

ITEM 16.  EXHIBITS

   EXHIBIT
     NO.                                                    DESCRIPTION
- -------------  -----------------------------------------------------------------------------------------------------
       2.1     Agreement and Plan of Reorganization, dated as of April 27, 1999, among ProBusiness Services, Inc.,
               Runway Acquisition Corp., Clemco, Inc. and certain other parties (incorporated by reference to
               Exhibit 2.1 of the Registrant's Current Report on Form 8-K filed with the SEC as of May 12, 1999).

       5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

      23.1     Consent of Ernst & Young, LLP, Independent Auditors.

      23.2     Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

      24.1     Power of Attorney (see signature page).

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (6)  The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on September 30, 1999.

                                PROBUSINESS SERVICES, INC.

                                By:             /s/ THOMAS H. SINTON
                                     -----------------------------------------
                                                  Thomas H. Sinton
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that the undersigned officers and directors of ProBusiness Services, Inc., a Delaware corporation, do hereby constitute and appoint Thomas H. Sinton and Steven E. Klei, and each of them, the lawful attorneys and agents, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the SEC in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                       TITLE                       DATE
- ------------------------------  --------------------------  -------------------

                                President, Chief Executive
     /s/ THOMAS H. SINTON         Officer and Director
- ------------------------------    (Principal Executive      September 30, 1999
       Thomas H. Sinton           Officer)

                                Senior Vice President,
      /s/ STEVEN E. KLEI          Finance, Chief Financial
- ------------------------------    Officer and Secretary     September 30, 1999
        Steven E. Klei            (Principal Financial and
                                  Accounting Officer)

   /s/ WILLIAM T. CLIFFORD
- ------------------------------  Director                    September 30, 1999
     William T. Clifford

SIGNATURE                       TITLE                       DATE
- ------------------------------  --------------------------  -------------------

     /s/ DAVID C. HODGSON
- ------------------------------  Director                    September 30, 1999
       David C. Hodgson

    /s/ RONALD W. READMOND
- ------------------------------  Director                    September 30, 1999
      Ronald W. Readmond

     /s/ THOMAS P. RODDY
- ------------------------------  Director                    September 30, 1999
       Thomas P. Roddy

                                 EXHIBIT INDEX

EXHIBIT NO.                                               DESCRIPTION
- -----------  -----------------------------------------------------------------------------------------------------
      2.1    Agreement and Plan of Reorganization, dated as of April 27, 1999, among ProBusiness Services, Inc.,
             Runway Acquisition Corp., Clemco, Inc. and certain other parties (incorporated by reference to
             Exhibit 2.1 of the Registrant's Current Report on Form 8-K filed with the SEC as of May 12, 1999).

      5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

     23.1    Consent of Ernst & Young, LLP, Independent Auditors.

     23.2    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

     24.1    Power of Attorney (see signature page).